TRANSFER AGENCY

AND SERVICE AGREEMENT

BETWEEN

THRIVENT CHURCH LOAN AND INCOME FUND

AND

THRIVENT FINANCIAL INVESTOR SERVICES INC.

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS TRANSFER AGENCY AND SERVICE AGREEMENT ("Agreement") made as of August 29, 2018 (the “Effective Date”), by and between Thrivent Church Loan and Income Fund, a Delaware statutory trust (the "Trust"), and Thrivent Financial Investor Services Inc., a Pennsylvania corporation (the "Transfer Agent").

WHEREAS, the Transfer Agent is engaged in the business of rendering transfer agency services to management investment companies and is registered as a transfer agent under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to appoint the Transfer Agent as the transfer agent, dividend disbursing agent and agent in connection with certain other activities (the “Services”) with respect to the continuous offering of the units of beneficial interest in all classes of shares of the Trust (“Shares”), and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows.

ARTICLE 1  TERMS OF APPOINTMENT

DUTIES OF THE TRANSFER AGENT

1.01  Subject to the terms and conditions set forth in this Agreement, the Trust hereby appoints the Transfer Agent to act as its transfer agent for the Trust’s authorized and issued Shares, dividend disbursing agent and agent in connection with any accumulation, open account or similar plans provided to the shareholders of the Trust ("Shareholders") and set out in the currently effective prospectus (including prospectus supplements) and statement of additional information ("Prospectus") of the Trust, including without limitation any periodic investment plan.  The Transfer Agent hereby accepts such appointment.

1.02  The Transfer Agent agrees that it will perform the following services:

(a)	In accordance with procedures established from time to time by agreement between the Trust and the Transfer Agent, the Transfer Agent shall:

	(i)	Establish each Shareholder’s account in the Trust on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the procedures;

	(ii)	Receive for acceptance orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Trust authorized pursuant to the Declaration of Trust (the "Custodian");

(iii)	Pursuant to purchase orders, issue the appropriate number and class of Shares and hold such Shares in the appropriate Shareholder account;

(iv)	Receive for acceptance repurchase requests and repurchase directions and deliver the appropriate documentation thereto to the Custodian;

(v)
In respect to items (ii) and (iv) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Trust.  In respect to item (iv) above, the Transfer Agent may, upon final determination of the repurchase proceeds to be distributed to Shareholders, execute transactions directly with broker-dealers authorized by the Trust;

(vi)
At the appropriate time as and when it receives moneys paid to it by the Custodian with respect to any repurchase, pay over or cause to be paid over in the appropriate manner such moneys as instructed by the redeeming Shareholder[s];

(vii)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(viii)	Prepare and transmit payments of dividends and distributions declared by the Trust;

(ix)	Maintain records of accounts for and advise the Trust and its Shareholders as to the foregoing;

(x)
Record the issuance of Shares of the Trust and maintain, pursuant to SEC Rule 17Ad-10(e), under the 1934 Act, a record of the total number of Shares of each Class of the Trust which are authorized, based upon information provided to it by the Trust, issued and outstanding. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares of each class which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issuance or sale of such Shares, which functions shall be the sole responsibility of the Trust; and

(xi)
Maintain and manage, as agent for the Trust, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and repurchases and the payment of dividends and distributions.

(b)	In addition to and not in lieu of the services set forth in the above Paragraph (a), the Transfer Agent shall:

(i)
perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment program), including but not limited to:  maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on accounts when appropriate, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, calculating the appropriate sales or withdrawal charges, if any, with respect to each purchase or repurchase of Shares as instructed by the Trust, determining the portion of each sales or withdrawal charge payable to the dealer participating in the sale in accordance with schedules and instructions delivered to the Transfer Agent by the Trust’s distributor from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales or withdrawal charge payable to the Trust’s distributor and disbursing such commissions to the Trust’s distributor, calculating the appropriate repurchase fee, if any, with respect to each repurchase of Shares as instructed by the Trust and disbursing repurchase fees as instructed by the Trust, mailing notifications, including repurchase offer notifications, to Shareholders and registered representatives of dealers in accordance with the instructions of the Trust, preparing and mailing confirmation forms and statements of accounts to Shareholders for all purchases and repurchases of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

(ii)
provide a system which will enable the Trust to monitor the total number of Shares of each class of the Trust sold in each state or other jurisdiction.  The Trust shall (a) identify to the Transfer Agent in writing those transactions and assets to be treated as registered or exempt from blue sky reporting in each state or other jurisdiction and (b) verify the establishment of transactions for each state or other jurisdiction on the system prior to activation and thereafter monitor the daily activity for each state.  The responsibility of the Transfer Agent for the Trust's blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and the reporting of such transactions to the Trust as provided above.  Procedures applicable to certain of these services may be established from time to time by agreement between the Trust and the Transfer Agent; and

	(iii)	provide certain interval fund services, including management of scheduled purchase gates and repurchase processes, as well as gathering and reporting of subscription/commitment letters and repurchase letters as specified in the prospectus.

ARTICLE 2  FEES AND EXPENSES

2.01  For performance by the Transfer Agent pursuant to this Agreement, whether such performance is by the Transfer Agent, its affiliates or other vendors, the Trust agrees to pay the Transfer Agent an annual fee (the “Fee”) equal to (a) 0.03 percent (0.03%) of the Trust’s average annual daily net assets (the “Variable Portion”), plus (b) $21.50 annual maintenance fees for each Shareholder account of each class of the Fund. The Variable Portion for the Trust shall be accrued at the rate of 1/365th of the annual rate applied to the daily net assets of the Trust computed as described in the Trust’s prospectus (and, in the case of days when the net asset value (“NAV”) of the Trust is not computed, as of the last preceding day on which the Trust’s NAV was computed).  The Variable Portion so accrued during each calendar month shall be paid to the Transfer Agent monthly in arrears. Such Fees, and any out-of-pocket expenses and advances identified under Section 2.02 below, may be changed from time to time subject to mutual agreement between the Trust and the Transfer Agent.

2.02  In addition to the fees paid under Section 2.01 above, the Trust agrees to reimburse the Transfer Agent for out-of-pocket expenses that are a normal incident of the services provided hereunder, provided that such expenses shall only include those types of expenses agreed upon in writing from time to time, or advances incurred by the Transfer Agent for the performance of its obligations under this Agreement. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Trust, will be reimbursed by the Trust. In no event will the Transfer Agent be reimbursed for such out-of-pocket expenses for any items for which the Transfer Agent, Thrivent Asset Management, LLC, or any other entity would be reimbursed by the Trust under any other agreement, contract or reimbursement arrangement.

2.03  The Trust agrees to pay all fees and reimbursable expenses within five (5) days following the receipt of the respective billing notice by the Trust. Postage for mailing of dividends, repurchase offer notifications and proceeds, proxy materials, Trust reports, prospectuses and other mailings to all Shareholder accounts shall be advanced to the Transfer Agent at least seven (7) days prior to the mailing of such materials.

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.01  It is a corporation duly organized and existing and in good standing under the laws of the State of Pennsylvania.

3.02  It is duly qualified to carry on its business in the State of Minnesota.

3.03  It is empowered under the applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

3.04  All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.05  It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.06 The Transfer Agent shall implement, test and maintain comprehensive business continuity plans and procedures as appropriate to provide services to the Trust pursuant to the terms and conditions of this Agreement.  In the event of equipment failures, the Transfer Agent shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions.  The Transfer Agent shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Transfer Agent's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.  Notwithstanding the foregoing, upon the cure of any such equipment failure, the Transfer Agent shall reprocess all data necessary to correct or replace all reports and other results which were lost or corrupted as a result of such failure.

3.07 The Transfer Agent has established and maintains, and will continue to maintain and operate, an anti-money laundering program and/or procedures, including compliance with Customer Identification Procedures that are reasonably designed to prevent and detect money laundering activities and to comply with all applicable laws, rules and regulations, including all applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001, as well as the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).  In addition, the Transfer Agent has established and maintains an identity theft prevention program and/or procedures to comply with the Federal Trade Commission’s Red Flags Rules and implementing regulations.

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Transfer Agent that:

4.01  It is a Delaware statutory trust duly organized and existing under the laws of the state of Delaware.

4.02  It is empowered under applicable laws and by its Declaration of Trust and/or Bylaws to enter into and perform this Agreement.

4.03  All necessary proceedings required by said Declaration of Trust and/or Bylaws have been taken to authorize it to enter into this Agreement.

4.04  Prior to the date that services commence under this Agreement, the Trust will be registered under the 1940 Act and will remain so registered during the term of this Agreement.

4.05  Prior to the date that services commence under this Agreement, a registration statement under the Securities Act of 1933 (the “1933 Act”) will be effective and will remain effective, and appropriate blue sky filings will have been made and will continue to be made, with respect to all Shares being offered for sale.

ARTICLE 5  INDEMNIFICATION

5.01  Provided that the Transfer Agent has not breached any representation or warranty made by the Transfer Agent in this Agreement, neither the Transfer Agent nor any of its officers, directors, agents, employees, subcontractors, controlling persons, and any other person or entity affiliated with the Transfer Agent nor any person performing transfer agent or other functions for the Trust (at the direction or request of the Transfer Agent), in connection with the discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for, and the Trust shall indemnify and hold the Transfer Agent or any such person harmless from and against, any and all losses, damages, costs, charges, reasonable attorney fees, payments, expenses and liability arising out of or attributable to:

(a)	Any actions of the Transfer Agent, including its agents and subcontractors, required to be taken pursuant to this Agreement.

(b)
The Trust's refusal or failure to comply with the terms of this Agreement, or which arises out of the Trust's willful misfeasance, bad faith, negligence, or reckless disregard of its duties, or the breach of any representation or warranty of the Trust hereunder.

(c)	The reliance on or the use by the Transfer Agent, including its agents and subcontractors, of information, records or documents which:

(i) are received by the Transfer Agent, including its agents and subcontractors, and furnished to it by or on behalf of the Trust, and

(ii) have been prepared and/or maintained by the Trust or any other person or firm on behalf of the Trust.

(d)	The reliance on, or the carrying out by the Transfer Agent, including its agents and subcontractors, of any instructions or requests by the Trust.

(e)
The offer or sale of Shares unknown by the Transfer Agent to be in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or other jurisdiction or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state or other jurisdiction, provided that the Transfer Agent has not knowingly violated or knowingly participated in the violation of state and/or federal securities laws or regulations relative to the offer and sale of such Shares.

5.02  In all instances in which the Transfer Agent shall seek indemnification under the provisions of Section 5.01 for its actions or for its reliance on actions of the Trust, all such actions must have been taken in good faith and without willful misfeasance, bad faith, negligence or reckless disregard of its duties and all such reliance must have been reasonable.

5.03 The Transfer Agent shall indemnify and hold the Trust and each of its present or former trustees, officers, employees, representatives and each person, if any, who controls or previously controlled the Trust within the meaning of Section 15 of the 1933 Act harmless from and against any and all losses, damages, costs, charges, reasonable attorney fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Transfer Agent as a result of the Transfer Agent's willful misfeasance, bad faith, negligence or reckless disregard of its duties.

5.04  At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel for the Trust with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any actions taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, including its  agents and subcontractors, shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Transfer Agent, including its agents and subcontractors, by machine readable input, facsimile transmission, CRT data entry or other similar means authorized by the Trust, and shall not be held to have received notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

5.05  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, such party shall not be liable for damages to the other resulting from such failure to perform or otherwise from such causes.

5.06  In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's written consent.

ARTICLE 6  COVENANTS OF THE TRUST AND THE TRANSFER AGENT

6.01  The Trust shall promptly furnish to the Transfer Agent the following:

(a)	A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(b)	A copy of the Declaration of Trust and Bylaws of the Trust and all amendments thereto.

6.02  The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for account keeping of, such forms and devices.

6.03  The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner, and for such periods, as it may deem advisable in accordance with its record retention policies and as may be required by the laws and regulations applicable to its business as a Transfer Agent and Rule 31a-1 under the 1940 Act.  The Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such laws and rules, and will be surrendered promptly to the Trust on and in accordance with its request.

6.04  The Transfer Agent and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not voluntarily be disclosed to any other person, except as may be required by law, or after prior notification to and approval in writing by the other party, which approval shall not be unreasonably withheld and may not be withheld where the party may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities or when so requested by the other party.

6.05  The Transfer Agent and the Trust will, and will cause its respective employees to, maintain all of the other party's information and data pertaining to its business in strict confidence and will not at any time or for any reason disclose any of the other party's information to any third party without the prior notification to and approval in writing by the other party; in furtherance of the foregoing, the parties hereto agree to comply with the terms of the Confidentiality Agreement attached hereto as Exhibit A.

6.06  The Transfer Agent shall make information and records relating to the Trust's Anti-Money Laundering Program and Identity Theft Program available to federal regulators as required by law and will permit such regulators to examine and inspect the Transfer Agent for purposes of said programs.

6.07  In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Transfer Agent will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Transfer Agent reserves the right, however, to exhibit the Shareholder records to any person when it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

ARTICLE 7  DURATION AND TERMINATION OF AGREEMENT

7.01  This Agreement shall become effective as of the Effective Date. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter so long as such continuance is approved at least annually (a) by vote of a majority of the Trustees of the Trust and (b) by the vote of a majority of the Trustees of the Trust who are not parties to this agreement or "interested persons" (as defined by the 1940 Act) of any such party.

7.02  This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

7.03  Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by the Trust. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees.

ARTICLE 8  ASSIGNMENT

8.01  Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

8.02  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

ARTICLE 9  AMENDMENT

9.01  This Agreement may be amended or modified only by a written agreement executed by both parties and authorized or approved by a resolution of the majority of the Trustees of the Trust and the majority of the Trustees of the Trust who are not parties to this agreement or "interested persons" (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

ARTICLE 10  ADDRESS FOR PURPOSE OF NOTICE

10.01  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to such address as the other party may designate for the receipt of such notice.  Until further notice to the other party, that the address of the Trust shall be 625 Fourth Avenue South, Minneapolis, MN 55415, Attention: President, Thrivent Church Loan and Income Fund, with a copy to Secretary for Thrivent Church Loan and Income Fund, and that of the Transfer Agent shall be 625 Fourth Avenue South, Minneapolis, MN 55415, Attention: President, Thrivent Financial Investor Services Inc., with a copy to Secretary for Thrivent Financial Investor Services Inc.

ARTICLE 11  DELAWARE LAW TO APPLY

11.01  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware.

ARTICLE 12  MISCELLANEOUS

12.01  The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

ARTICLE 13  MERGER OF AGREEMENT

13.01  This Agreement constitutes the entire agreement of the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

ARTICLE 14  USE OF SUBCONTRACTORS AND AFFILIATED COMPANIES

14.01  The Transfer Agent may, to the extent it deems appropriate, at its own expense except as contemplated by Section 2.01 of this Agreement, and subject to compliance with applicable laws and regulations, make use of its affiliated companies and their employees, officers, directors, and agents, along with any subcontractors selected by it, in connection with the services provided to the Trust under this Agreement, provided that there shall be no diminution in the quality or level of service provided to the Trust, and provided that the Transfer Agent shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement. The Transfer Agent shall be liable for the acts or omissions of such persons or organizations to the same extent as if the action or omission were performed by the Transfer Agent itself.

ARTICLE 15  COMPLIANCE WITH LAW

15.01  With respect to all matters related to this Agreement, the Transfer Agent shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1933 Act, the 1934 Act, the 1940 Act, and all other applicable federal and state laws, rules and regulations.  The Transfer Agent shall provide the Trust with such certifications, reports and other information as the Trust may reasonably request from time to time to assist it in compliance with, and monitoring for compliance with, such laws, rules and regulations.  The Transfer Agent shall comply with all purchase and repurchase procedures set forth in the Trust’s then currently effective registration statement and all policies and procedures as the Trust provides to it from time to time.

15.02 With respect to all matters related to this Agreement, the Trust shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1933 Act, the 1934 Act, and the 1940 Act, and all other applicable federal and state laws, rules and regulations.  The Trust shall provide to the Transfer Agent such policies and procedures, and any amendments thereto, that it requires the Transfer Agent to comply with in carrying out the services contemplated by this Agreement.

ARTICLE 16  NIST COMPLIANCE

16.01 Security of Confidential Information.  The Transfer Agent, the Transfer Agent personnel, and third-party contractors shall safeguard and prevent the unauthorized disclosure of the Trust’s Confidential Information as defined in and in accordance with this Agreement and Attachment A (“Confidentiality Agreement”).  In addition to Section 6.05 of this Agreement, as it relates to the Trust’s Confidential Information, the terms and conditions of Exhibit A shall take precedence over any conflicting provision in this Agreement.

16.02 Regulatory Compliance.  The Transfer Agent, the Transfer Agent personnel, and third-party contractors shall comply with applicable federal, state and local laws relating to the privacy, confidentiality or security of the Trust’s Confidential Information.  The Transfer Agent, the Transfer Agent personnel, and third-party contractors shall only access and use the Trust’s Confidential Information as necessary to provide the services under this Agreement, unless otherwise agreed to in writing by the Trust.

16.03 NIST Compliance.  The Transfer Agent agrees that all systems and technologies of the Transfer Agent, the Transfer Agent personnel, and third-party contractors which store, transmit, create, or maintain the Trust’s Confidential Information align in material respects with standards similar to those standards set forth by the NIST Cyber-Security Framework’s standards and controls (http://www.nist.gov/cyberframework).

16.04 Incident Notification.   The Transfer Agent shall promptly notify the Trust (but in no event more than forty-eight (48) hours after the occurrence) of any unauthorized access to systems of the Transfer Agent, the Transfer Agent personnel, or third-party contractors.   Notification shall be communicated to the designated Trust contact by telephone and subsequently via written letter and email of any successful security attacks or incidents to the extent Trust Confidential Information is involved.  The notice shall include the approximate date and time of the occurrence and a summary of relevant facts, including a description of the measures being taken to address the occurrence.

16.05 Verification of Breach Resolution.  The Transfer Agent shall provide contemporaneous updates relating to the corrective actions being taken to resolve any such data breach, in addition to mitigating action to prevent future similar data breaches from occurring. The Trust may request, and the Transfer Agent shall provide at no additional cost to the Trust, a third-party verification of such breach resolution before resuming or conducting future business with the Transfer Agent.

16.06 Security Accreditation.  Upon request by the Trust, no more than once per year, the Transfer Agent shall provide the Trust with a copy of its appropriate audit report for systems of the Transfer Agent and the Transfer Agent personnel.

16.07 Right to Audit.  The Transfer Agent agrees to cooperate with the Trust’s reasonable requests to perform a security audit, including, but not limited to, responding in good faith to reasonable requests to change or modify this Agreement as it relates to the Trust’s regulatory compliance; and providing documentation, including system audit information and incident response reports, to validate ongoing compliance by the Transfer Agent, the Transfer Agent personnel, and  any subcontractors, with the security and confidentiality obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

THRIVENT CHURCH LOAN AND INCOME FUND	THRIVENT FINANCIAL INVESTOR SERVICES INC.

By: /s/ David S. Royal	By: /s/ Kathryn A. Stetler
David S. Royal	Kathryn A. Stetler
President	Vice President and Chief Operations Officer

ATTEST:	ATTEST:

By: /s/ Michael W. Kremenak	By: /s/ Michael W. Kremenak
Michael W. Kremenak	Michael W. Kremenak
Secretary	Assistant Secretary

EXHIBIT A

CONFIDENTIALITY AGREEMENT

1.          The Trust and the Transfer Agent, and the affiliates and employees of each, may have access to, and shall keep confidential, any and all information relating to the other party’s business (“Confidential Information”).  Confidential Information shall include, without limitation:  (a) any data or information that is material and nonpublic or otherwise competitively sensitive material, and not generally known to the public, including, but not limited to, information about shareholder relationships, shareholder profiles, shareholder lists, business plans, or non-public performance results; (b) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know‑how, and trade secrets, whether or not patentable or copyrightable; and (c) all information within the meaning of the term “nonpublic personal information” as defined in Regulation S-P or a successor regulation, or as defined by any other federal or state law; provided, however, that this Section 1 shall not apply to information which is: (a) in the public domain through no fault of the recipient; (b) already known to the recipient without obligations of confidentiality prior to its receipt from the disclosing party; (c) developed independently by the recipient without use of information received from the disclosing party; (d) received from a third party without similar restriction and without breach of this or a similar agreement; and (e) required to be disclosed by law.

2.          The Trust and the Transfer Agent each agree to not disclose or use the other party’s Confidential Information other than in the course of ordinary business as necessary carry out the activities contemplated by this Agreement, or as otherwise agreed to by the parties in writing.  Prior to any disclosure of Confidential Information as required by law, each of the Trust and the Transfer Agent will notify the other party of any actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure, immediately upon becoming so obligated, and shall cooperate with the other party’s reasonable, lawful efforts to resist, limit or delay disclosure.  Each party agrees to ensure, by agreement, instruction or otherwise, compliance with the same restrictions and conditions that apply throughout this Agreement by its employees, agents, subcontractors, consultants, and others who are permitted access to or use of Confidential Information.

 3.          All such Confidential Information shall remain the sole and exclusive property of the disclosing party.  No right, title or interest in the Confidential Information shall be conveyed by release of the Confidential Information, unless as otherwise agreed to in writing by the parties.

4.          Each party shall implement appropriate safeguards to ensure the security and protect against unauthorized access to or use of the other party’s Confidential Information.  Each party shall implement and comply with all appropriate and reasonable administrative, physical, and technical safeguards as required by federal and state law that protect the confidentiality, integrity, and availability of Confidential Information that it creates, receives, maintains or transmits on behalf of the other party.  Each party shall insure that any agent, subcontractor, consultant or any others who are permitted access to the other party’s Confidential Information agrees to implement reasonable and appropriate safeguards to protect it.

A-1

At the request of a party, the other party will provide documentation describing the safeguards it has implemented to protect the confidentiality, integrity, and availability of the other party’s Confidential Information.  Upon request, a party may visit the other party’s site to inspect these safeguards and/or receive an audit report of these safeguards from said party.

5.          Each party agrees to return (or destroy, if specifically requested to do so by the other party) the Confidential Information or any part thereof upon request of the other party, or upon a party’s determination that it no longer has a need for such Confidential Information.  Each party shall implement and follow secure disposal procedures in accordance with all applicable laws and regulations.  A party may maintain additional limited copies of any Confidential Information for the limited purposes of backup and disaster recovery.

6.          A party agrees to notify the other party immediately if it becomes aware of any use of the Confidential Information that is not authorized by this Agreement. A party agrees to report to the other party immediately any unauthorized use or disclosure of the other party’s Confidential Information of which a party becomes aware or discovers.  Notification to the other party shall include all information available to allow the other party to provide or delegate notification of breach consistent with state and federal law.

Each party further acknowledges and agrees that unauthorized disclosure, dissemination or use of the other party’s Confidential Information without the other party’s prior written consent, or that is not otherwise permitted under this contract, may constitute a serious violation of US federal and state law as well as a breach of this Agreement and may subject the other party to claims and damages, including attorney's fees, for which the party hereby agrees to be responsible and will indemnify the other party with regard to a breach of the other party’s Confidential Information. In addition, each party agrees to be responsible and reimburse the other party for all costs related to providing notice to customers and individuals affected, identity theft protection, and any and all claims, fines, and damages related to breach.

7.          Each party agrees that if there is a breach or threatened breach of the provisions of this Agreement, the other party will not have an adequate remedy in money or damages and will be entitled to injunctive relief and/or specific performance; provided, however, no specification in this Agreement of any particular remedy shall be construed as a waiver or prohibition of any other remedies in the event of a breach or threatened breach of this Agreement.  Each party agrees that the other party has the right to terminate any agreement if it determines, in its sole discretion, that the other party has breached any material provision of this Agreement that applies to Confidential Information.

A-2